Exhibit 10(b)

EXECUTION VERSION

CREDIT AGREEMENT

among

FIFTH STREET CLO MANAGEMENT LLC, as

Borrower

BLEACHERS FINANCE 1 LIMITED,

AND THE OTHER LENDERS PARTIES HERETO, as

Lenders

and

NATIXIS, NEW YORK BRANCH, as

Agent

Dated as of September 28, 2015

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULES

Schedule I	Lender Percentages

Schedule II	Retention Securities

EXHIBITS

EXHIBIT A	Form of Note

EXHIBIT B	Form of Notice of Borrowing

EXHIBIT C	Form of Assignment and Acceptance

-iv-

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of September 28, 2015, among BLEACHERS FINANCE 1 LIMITED and the other lenders from time to time parties hereto (together with their permitted successors and assigns, the “Lenders”), NATIXIS, NEW YORK BRANCH, as agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”), and FIFTH STREET CLO MANAGEMENT LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “Borrower”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make Loans to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Lenders are willing to make such Loans to the Borrower for such purposes on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

GRANTING CLAUSE

In consideration of the Lenders making and maintaining the Loans and to secure the due and punctual payment and performance of all Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof, the Borrower hereby pledges and grants as collateral security to the Agent for the benefit of the Secured Parties a continuing Lien upon and a security interest in all of the Borrower's right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the “Collateral”):

(i)all Retention Securities owned by the Borrower and all Collections relating thereto;

(ii)all voting, consensual rights and other rights that the Borrower has in its capacity as the holder of its Retention Securities;

(iii)all of the cash, assets, investments and property from time to time credited to either of the Covered Accounts, including all security entitlements with respect to either of the Covered Accounts;

(iv)each of the Covered Accounts;

(v)all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the assets, investments, property and security entitlements described in clause (iii) above;

(vi)the Collateral Management Agreement and the Management Fees and all Collections relating thereto; and

(vii)all Proceeds of any and all of the foregoing.

The Loans are secured by the foregoing grant equally and ratably without prejudice, priority or distinction between any Loan and any other Loan by reason of difference in time of borrowing or otherwise.  The grant is made to secure the payment of all amounts due on the Loans in accordance with their terms, the payment by the Borrower of all other sums payable under this Agreement and the other Credit Documents and all other Obligations and compliance with the provisions of this Agreement and the other Credit Documents, all as provided herein.

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01	Definitions.

As used in this Agreement, the following terms shall have the meanings specified below:

“Account Bank” means Wells Fargo Bank, National Association as securities intermediary and custodian under the Custodial and Account Control Agreement, together with its permitted successors and assigns.

“Additional Costs” shall have the meaning assigned to such term in Section 9.01. “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Adverse Claim” means any Lien or other right, claim, encumbrance or any other type of preferential arrangement in, of or on any Person's assets or properties in favor of any other Person, other than Permitted Liens.

“Affected Person” means each Lender and any of its Affiliates, any Person

Controlling any Lender and any assignee of any Lender.

“Affiliate” means, in respect of a referenced Person, (a) another Person Controlling, Controlled by or under common Control with such referenced Person or (b) any officer (exclusive of a “ministerial officer” with no authority to bind a Person), manager or director of or general partner in the referenced Person.

“Agent” shall have the meaning assigned to such term in the introduction to this Agreement.

“Agent Fee” shall mean the fee payable to the Agent in accordance with this

Agreement in the amount of $5,000 per annum.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, supplemented, waived or modified.

“Applicable Law” means any Law of any Authority, including, without limitation, all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its property is bound.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which its Loans are to be maintained.

“Applicable Rate” means, in respect of any Interest Period, in respect of any Class of CLO Notes, the Note Interest Rate (as defined in the Indenture) applicable to such Class of CLO Notes in respect of such Interest Period determined in accordance with the Indenture as in effect on the CLO Closing Date.

“Applicable Regulation” shall have the meaning assigned to such term in the

Indenture.

“Approved Use” shall have the meaning assigned to such term in Section 5.01(k).

“Assignment and Acceptance” means an Assignment and Acceptance, in substantially the form of Exhibit C hereto, entered into by a Lender, an Eligible Assignee and the Agent.

“Assignment Date” shall have the meaning assigned to such term in Section 10.05(b).

“Authority” means any governmental or quasi-governmental authority (including the Financial Industry Regulatory Authority, the NASD, Inc., the stock exchanges and the SEC or any successor to any of the foregoing), whether executive, legislative, judicial, administrative or other, or any combination thereof, including, without limitation, any Federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, whether domestic or foreign, having authority over any of the parties to this Agreement.

“Authorized Officer” means its respective officers, members, directors, partners, managers and agents whose signatures and incumbency shall have been certified to the Agent on the Closing Date pursuant to the documents delivered pursuant to Section 3.01 or thereafter from time to time in substantially similar form.

“Base Rate” means the rate of interest per annum from time to time published in the money market section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect.

“Basel Accord” shall mean the proposals for risk-based capital framework described by the Basel Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof, including, without limitation, Basel II and Basel III.

“Basel II” means the June 2006 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “Basel II: International Convergence of Capital Measurement and Capital Standards: A Revised Framework, Comprehensive Version” and any law, rule, regulation or guideline (or any change thereto) adopted pursuant to or arising out of such report.

“Basel III” means the global regulatory standards on bank capital adequacy and liquidity referred to by the Basel Committee on Banking Regulations and Supervisory Practices as “Basel III” or the “Basel III Framework” published in December 2010 together with any further guidance or standards in relation to “Basel III” or the “Basel III Framework” published or to be published by the Basel Committee on Banking Regulations and Supervisory Practices.

“Benefit Arrangement” means an employee benefit plan within the meaning of Section 3(3) of ERISA which is subject to the provisions of Title I of ERISA and is not a Plan or a Multiemployer Plan.

“Borrower” shall have the meaning assigned to such term in the introduction to this Agreement.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York.

“Class” shall have the meaning assigned to such term in the Indenture.

“CLO Closing Date” means the date of the initial issuance of the CLO Notes.

“CLO Determination Date” shall have the meaning assigned to the term

“Determination Date” in the Indenture.

“CLO Issuer” means Fifth Street SLF II, Ltd.

“CLO Notes” has the meaning assigned to the term “Notes” in the Indenture.

“CLO Offering Materials” means the final offering circular of the CLO Issuer, including all supplements thereto and information incorporated by reference therein.

“CLO Transaction Documents” shall have the meaning assigned to the term

“Transaction Documents” in the Indenture.

“Closing Date” means the first date upon which each of the conditions precedent set forth in Section 3.01 have been fully satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collateral” shall have the meaning assigned to such term the Granting Clause.

“Collateral Management Agreement” means the Collateral Management Agreement, dated as of the CLO Closing Date, between the CLO Issuer and the Borrower, as amended from time to time.

“Collection Account” shall have the meaning assigned to such term in the Custodial and Account Control Agreement.

“Collections” means all collections, distributions and Proceeds payable, under or in connection with the Collateral.

“Commercial Paper Notes” means commercial paper notes or secured liquidity notes issued by a CP Conduit or a conduit providing funding to a CP Conduit in the commercial paper market from time to time.

“Conduit Rating Agency” means each nationally recognized investment rating agency that is then rating the Commercial Paper Notes of any CP Conduit.

“Conduit Support Facility” means, with respect to any Loan funded by a Conduit Support Provider, (i) a liquidity asset purchase agreement, swap transaction or other facility that provides liquidity for Commercial Paper Notes, and any guaranty of any such agreement or facility or (ii) a credit asset purchase agreement or other similar facility that provides credit support for defaults in respect of the failure to make such Loan, and in each case, any guaranty of any such agreement or facility.

“Conduit Support Provider” means, without duplication, (i) a provider of a Conduit Support Facility to or for the benefit of any CP Conduit, and any guarantor of such provider or (ii) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Conduit, and in the case of both clauses (i) and (ii), has at least an investment grade rating from Standard & Poor's and/or Moody's.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means in respect of any Person, the certificate or articles of formation or organization, the certificate of incorporation, the limited liability company agreement, memorandum and articles of association, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by- laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person or the disposition of its assets or properties, whether through ownership, by contract, arrangement or understanding, or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Accounts” means, collectively, the Collection Account and the Custodial Account.

“CP Conduit” means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets. Bleachers Finance 1 Limited is a CP Conduit for purposes of this Agreement.

“CP Lender” means a CP Conduit that is a Lender.

“Credit Documents” means this Agreement, the Notes and the Custodial and

Account Control Agreement.

“Custodial Account” shall have the meaning assigned to such term in the

Custodial and Account Control Agreement.

“Custodial and Account Control Agreement” means the Custodial and Account Control Agreement, dated as of the date hereof among the Borrower, the Agent and the Account Bank, as the same may from time to time be amended, supplemented, waived or modified in accordance with the terms thereof.

“Debt” means, with respect to any Person, (i) all obligations (whether secured or unsecured) of such Person for money borrowed or with respect to deposits or advances of any kind and all other obligations (contingent or otherwise) of such Person with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured (ii) all obligations of such Person evidenced by notes, bonds, debentures, loan agreements, reimbursement agreements, subscription agreements or similar instruments (including senior, mezzanine and junior borrowings, which may provide the lender with a participation in profits and obligations relating to the funding of capital investments or similar equity contributions of such Person); (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all capital lease obligations of such Person; (v) all obligations in respect of derivative instruments to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP; (vi) all indebtedness referred to in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (vii) all Debt of others Guaranteed by such Person or for which such Person has otherwise assumed responsibility on, before or after the date such indebtedness is incurred.

“Debt Service Amount” means, with respect to any Service Period, the sum of all interest owing in respect of the Obligations of the Borrower required to be paid or that will be payable during such Service Period.

“Debt Service Coverage Ratio” means the ratio of (i) the amount of revenue expected to be received by the Borrower in its good faith determination during the applicable Service Period to (ii) the Debt Service Amount expected to be owed by the Borrower in its good faith determination during such Service Period.

“Debt Service Coverage Test” means a test that is satisfied if, as of the determination date, the Debt Service Coverage Ratio is equal to at least 4.0:1.0.

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Distribution Date” shall have the meaning assigned to the term “Distribution

Date” in the Indenture.

“Distribution Report” shall have the meaning assigned to such term in the Indenture.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Dollars” and “$” mean lawful money of the United States of America.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) any bank or insurance company, and (d) any other Person (other than a natural person) approved by the Borrower (such approval not to be unreasonably withheld or delayed; provided, for the avoidance of doubt, the failure to approve a competitor of the Borrower or a distressed debt fund shall not be deemed unreasonable for purposes of this clause (d)); provided that approval from the Borrower shall not be required after the occurrence and during the continuation of a Default or an Event of Default; provided, further, that notwithstanding the foregoing, (i) an “Eligible Assignee” shall not include the Borrower or an Affiliate of the Borrower, and (ii) any assignment to such Person shall be in accordance with Section 10.05 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Group” means the Borrower and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b), (c), (m) or (n) of the Code.

“Event of Default” shall have the meaning assigned to such term in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 9.02, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 9.02(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Termination Date” means the later to occur of (i) the Maturity Date, and (ii) the date that all Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) have been finally paid in full; provided, however, that if any payment in respect of any Obligation of the Borrower made to any Secured Party must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency or bankruptcy of the Borrower or any of its Affiliates) such Obligation of the Borrower shall be deemed to be reinstated as though such payment had not been made and the Facility Termination Date shall be deemed to have not occurred.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, or any fiscal or regulatory legislation, guidance notes, rules or practices adopted pursuant to any intergovernmental agreement.

“Financed Retention Securities” means the principal amount of (i) $11,800,000 of the Class A-1T Notes, (ii) $2,100,000 of the Class A-2 Notes, (iii) $2,050,000 of the Class B Notes and (iv) $1,150,000 of the Class C Notes, as such terms are defined in the Indenture, and listed as such in Schedule II hereto.

“Foreign Recipient” means:  (a) if Borrower is a U.S. Person, a Recipient that is not a U.S. Person; and (b) if Borrower is not a U.S. Person, a Recipient that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filing with all Authorities.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Indemnified Party” shall have the meaning assigned to such term in Section 10.03(b).

“Indemnified Taxes” means:  (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indenture” means the Indenture dated as of September 29, 2015 entered into by the CLO Issuer, Fifth Street SLF II, LLC, as co-issuer, and the Trustee.

“Information” shall have the meaning assigned to such term in Section 10.08. “Interest Period” means, with respect to any Loan, the period commencing on (and including) the immediately preceding Distribution Date (or, in the case of the first Interest Period, the CLO Closing Date) and ending on (but excluding) the next succeeding Distribution Date (or, in the case of the last Interest Period, on but excluding the Maturity Date).

“Interest Rate” means, in respect of any Interest Period, as of any date of determination, the rate equal to the sum of (A) the aggregate of the products of each of (i) the Applicable Rate for each Class of Financed Retention Securities, multiplied by (ii) the applicable Relative Principal Weight for each such Class and (B) 0.75% per annum; provided that the Interest Rate shall equal LIBOR (as defined in the Indenture) plus 3.19% per annum from the Closing Date to the CLO Closing Date; provided, further, that after the occurrence and during the continuation of an Event of Default, such rate shall equal the “Interest Rate” calculated above, plus two percent (2%) per annum.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority, or any particular section, part or provision thereof, including without limitation the Risk Retention Requirements.

“Lender” shall have the meaning assigned to such term in the introduction to this Agreement.

“Lender's Account” means (i) so long as it is a Lender, the account designated in writing by Bleachers Finance 1 Limited to the Borrower from time to time and (ii) with respect to any other Lender, the account designated in the Administrative Questionnaire for such Lender or any other account designated in writing by it to the Borrower from time to time.

“Liabilities” shall have the meaning assigned to such term in Section 10.03(b). “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan” means a term loan by a Lender to the Borrower on the CLO Closing Date pursuant to Article II; provided that if any Lender assigns a portion of any outstanding Loan made by it pursuant to an Assignment and Acceptance, the portion of such Loan retained by such Lender, and the portion of such Loan acquired by such assignee, shall each be deemed to constitute a separate Loan.

“Management Fees” shall have the meaning assigned to the term “Senior

Collateral Management Fee” in the Indenture.

“Material Adverse Effect” means (a) a material adverse effect on (i) the ability of the Borrower to perform its obligations under this Agreement, any other Credit Document, the Collateral Management Agreement (including any obligations of the Borrower thereunder to comply with the Indenture), or the Risk Retention Letter (as defined in the Indenture), (ii) any Secured Party's right, title and interest in the Collateral or on the material rights and remedies of any Secured Party under any Credit Document, (iii) the validity or enforceability of this Agreement or any other Credit Document, (iv) the business, financial position, assets or properties of the Borrower, or (v) the amount of, or timing of the payment of, any Management Fees, or (b) the failure of the Borrower to be in compliance with the Risk Retention Requirements in respect of its management of the CLO Issuer or otherwise.

“Maturity Date” means the date which is the earliest to occur of (i) September 29, 2027, (ii) the date on which the Loans become immediately due and payable pursuant to Section 6.01, (iii) the date upon which there are no longer any Financed Retention Securities Outstanding, and (iv) the termination date specified by the Borrower upon at least three (3) Business Days prior written notice to the Agent and the Lenders.

“Moody's” means Moody's Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means an employee pension benefit plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Note” means each promissory note, if any, issued by the Borrower to a Lender evidencing the Loans made to the Borrower by such Lender, as the case may be, substantially in the form of Exhibit A hereto.

“Notice of Borrowing” shall have the meaning assigned to such term in Section 2.02.

“Notice of Exclusive Control” shall have the meaning assigned to such term in the

Custodial and Account Control Agreement.

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party under or in connection with this Agreement, the Notes, or any other Credit Document, including without limitation, all amounts payable by the Borrower in respect of the Loans, with interest thereon, and the amounts payable under Sections 2.04, 2.05, 2.06, 2.07, 2.09, 5.01(n), 9.01, 9.02

and 10.03 of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding” shall, with respect to any CLO Notes, have the meaning assigned to such term in the Indenture.

“Participant” has the meaning specified in Section 10.05(d).

“Participant Register” has the meaning specified in Section 10.05(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001).

“Payment Date” means in respect of any Loan, (i) the first Business Day after the last day of each Interest Period for such Loan or if such day is not a Business Day, the next succeeding Business Day, and (ii) the Maturity Date.

“Percentage” means in respect of each Lender, the Percentage of such Lender as set forth opposite the name of such Lender on Schedule I hereto under the caption “Percentage” as such Percentages may be adjusted pursuant to an Assignment and Acceptance.

“Percentage Share” means, with respect to any Lender the percentage, expressed as a fraction, the numerator of which is the outstanding principal amount of the Loan which such Lender is owed, and the denominator of which is the aggregate outstanding principal amount of all Loans.

“Permitted Debt” means in respect of the Borrower (i) Debt or contingent obligations arising under this Agreement or the other Credit Documents to the Secured Parties, (ii) fee, expense and other obligations payable to the Account Bank and other similar agents which are providing services to the Borrower which in each case have arisen in the ordinary course of the Borrower's business, (iii) Debt or contingent obligations arising in connection with transactions in the ordinary course of the Borrower's business, (iv) Permitted Financings and (v) Debt or contingent obligations in respect of judgments or awards that have been in force for less than 60 days for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be diligently prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review.

“Permitted Financings” means Debt for borrowed money that is incurred by the Borrower; provided that such Debt may not be secured by any Collateral.

“Permitted Liens” means in respect of any Collateral or any other asset or property of the Borrower, (i) Liens of any Secured Party created by or pursuant to the Credit Documents, (ii) Liens of the Account Bank relating to the Covered Accounts to the extent permitted by the Custodial and Account Control Agreement, (iii) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or being diligently contested in good faith by appropriate actions and for which adequate reserves in accordance with GAAP shall have been set aside on the Borrower's books, provided that enforcement of such Liens is stayed pending such contest, (iv) Liens to secure Permitted Financings, provided that any such Lien shall not cover any of the Collateral, except to the extent that such Lien is created by or pursuant to this Agreement or the Custodial and Account Control Agreement, (v) Liens imposed by law, such as materialmen's, warehousemen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith by appropriate actions and for which adequate reserves in accordance with GAAP shall have been set aside on the Borrower's books, provided that enforcement of such Liens is stayed pending such contest, and (vi) Liens in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as the Borrower shall at the time in good faith be diligently prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means an employee pension benefit plan (other than a Multiemployer

Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Post-Default Rate” means in respect of all Obligations not paid when due (whether at stated maturity, by acceleration or otherwise) other than the principal and interest on any Loan not paid when due, a rate per annum during the period commencing on the due date until such amount is paid in full equal to the Base Rate as in effect from time to time plus two percent (2%); provided that, with respect to principal and interest on any Loan, references to

Post-Default Rate shall mean the Interest Rate provided for in the last proviso of the definition of “Interest Rate”.

“Principal Proceeds” shall have the meaning assigned to such term in the Indenture.

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Authorities).

“Proceeds” shall have, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Program Manager” means the investment manager, administrator or funding agent (or other Person acting in a similar capacity) of a CP Lender, as applicable.

“Recipient” means (a) the Agent and (b) any Lender.

“Register” shall have the meaning assigned to such term in Section 10.05(c).

“Regulatory Change” shall mean, with respect to any Affected Person, any change in Law after the Closing Date (or after the Assignment Date for any Lender that is an assignee of an interest of a Lender in accordance with Section 10.05) (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System (or any successor)) or the adoption or making after the Closing Date of any interpretation, directive or request applying to a class of institutions including such Affected Person of or under any Law (whether or not having the force of law) by any Authority charged with the interpretation or administration thereof; provided, however, that notwithstanding anything herein to the contrary, each of the Dodd-Frank Act, the Applicable Regulation and the Basel Accord, and all rules, guidelines or directives thereunder or issued in connection therewith (including, without limitation, all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the Basel Accord) shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, members, managers, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

“Relative Principal Weight” means, in respect of any Interest Period, with respect to any Class of Financed Retention Securities, the amount equal to the result of (i) the Borrower's current cost basis of such Class of Financed Retention Securities, divided by (ii) the Borrower's aggregate current cost basis of all Financed Retention Securities as of the last day of such Interest Period; provided that, for the avoidance of doubt, the current cost basis of any Class of Financed Retention Securities shall be calculated by reducing the purchase price by any principal received on such Class of Financed Retention Securities and such current cost basis shall not be less than zero.

“Required Lenders” means, as of any determination date, the Lenders with Loans, the outstanding principal amount of which exceeds fifty percent (50%) of the outstanding principal amount of all Loans.

“Restricted Payments” means in respect of any Collateral (including any Management Fees) (other than amounts paid to the Borrower in accordance with the priority of payments set forth in Section 6.04) the declaration of any distribution or dividends (other than distributions payable solely in shares of common or preferred stock in the Borrower) on, or the payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of any shares of, any class of common or preferred stock of the Borrower or of any warrants, options or other rights to acquire the same (or to make any payment to any Person, such as “phantom stock” payments), whether now or hereafter outstanding, either directly or indirectly, whether in cash, property or in obligations of the Borrower.

“Restricted Person” shall have the meaning assigned to such term in 10.16. “Retained Interest” shall have the meaning assigned to such term in the Indenture.

“Retention Securities” means the CLO Notes purchased by the Borrower listed on

Schedule II hereto.

“Risk Retention Requirements” means the requirements of (i) the Applicable Regulation and (ii) after the U.S. Risk Retention Requirements become effective, the U.S. Risk Retention Requirements.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as amended and from time to time in effect, or any successor regulatory provision.

“Sanctions” means, with respect to any Person, sanctions administered or enforced by any Sanctions Authority.

“Sanctions Authority” means, with respect to any Person, (a) any Authority with jurisdiction over such Person or any property thereof, that may impose sanctions on such Person, or any property thereof, similar to those in clauses (b) through (f) below, (b) the US Department of the Treasury's Office of Foreign Assets Control, (c) the US Department of State, (d) the United Nations Security Council, (e) the European Union, and (f) Her Majesty's Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, or the Exchange Act.

“Secured Parties” means the Agent, the Lenders and their respective successors and assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provisions shall be deemed to be a reference to any successor statutory or regulatory provision.

“Service Period” means the one-year period from but excluding the next succeeding Payment Date to and including the last Payment Date in such one-year period.

“Standard & Poor's” or “S&P” means Standard & Poor's Ratings Services, a

Standard & Poor's Financial Services LLC business, and any successor thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment” means $16,972,565.

“Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee under the Indenture, together with its successors and assigns.

“UCC” means the Uniform Commercial Code, as from time to time in effect in the applicable jurisdictions.

“U.S. Person” means any Person that is a “United States Person” as defined in

Section 7701(a)(30) of the Code.

“U.S. Risk Retention Requirements” means the requirements of Section 942 of the Dodd-Frank Act, and the rules and regulations thereunder, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in

Section 9.02(e)(ii)(B)(3).

“Withholding Agent” means the Borrower and the Agent, as applicable.

SECTION 1.02	Cross-References; References to Agreements.

“Herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.  Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition.  Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Credit Documents.

ARTICLE II

THE LOANS

SECTION 2.01	The Commitments.

On the terms and subject to the conditions hereinafter set forth, including without limitation, Article III, the Lenders shall on the CLO Closing Date, make Loans to the Borrower in an aggregate amount equal to the Total Commitment.  Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

SECTION 2.02	Making of the Loans.

The Borrower shall give each Lender (with a copy to the Agent) written notice (which notice shall be irrevocable and effective only upon receipt by the Agent) of its request for the Loans (the “Notice of Borrowing”) not later than the Business Day immediately prior to the CLO Closing Date.  The Notice of Borrowing shall be substantially in the form of Exhibit B hereto.  Subject to the terms and conditions of this Agreement, one (1) Business Day prior to the CLO Closing Date, each Lender shall, in immediately available funds, make the amount of its Loan to be funded by it available to the Borrower by depositing the same into the account designated by the Borrower in the Notice of Borrowing (and subject to an escrow arrangement acceptable to the Agent and the Required Lenders).

SECTION 2.03	Evidence of Indebtedness; Notes.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it, including the amounts of principal and interest thereon and paid to such Lender, as applicable, from time to time hereunder.  Notwithstanding any provision herein to the contrary, the parties hereto intend that the Loans made hereunder shall constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

(b)The Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal and interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

(c)The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.03 shall be rebuttable presumptive evidence of the existence and amounts of the Loans therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)A Lender may request that its Loans be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender or its respective registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.05) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 10.05, except to the extent that any Lender or any such assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.03. In connection with any assignment pursuant to Section 10.05, if such assigning Lender shall have a Note issued to it, such assigning Lender shall promptly return its Note to the Agent marked “cancelled”.

SECTION 2.04	Maturity of the Loans.

The principal amount of and the accrued and unpaid interest on each outstanding Loan shall be due and payable on the Maturity Date.

SECTION 2.05	Prepayment.

(a)The Borrower shall have the right at any time and from time to time, to prepay all or a portion of the outstanding Loans, together with accrued and unpaid interest thereon, on any Business Day without premium or penalty (without limiting Section 2.07).  Each prepayment of the Loans in accordance with this Section 2.05(a) shall be made upon not less than three (3) Business Days' prior written notice (which notice shall include the Interest Rate for the current Interest Period, together with all information reasonably requested by the Agent to confirm the computation of such Interest Rate) to the Agent.

(b)All Principal Proceeds received by the Borrower in respect of the Financed Retention Securities shall be applied on the second Business Day after the Borrower's receipt to the payment of the principal balance of the outstanding Loans.

(c)During the continuance of any Event of Default, all Collections shall, within two (2) Business Days after receipt by the Borrower, be applied in accordance with Section 6.04.

SECTION 2.06	Payment of Interest.

The Borrower hereby promises to pay to each Lender (in its respective Lender’s Account) interest on the unpaid principal amount of each Loan made to the Borrower by such Lender for the period from and including the borrowing date of such Loan to but excluding the date such Loan shall be paid in full at the Interest Rate as in effect from time to time.

Interest accruing in respect of any Loan for any Interest Period shall be due and payable on the Payment Date immediately succeeding such Interest Period and as required by Sections 2.04 and 2.05. It is the intention of the parties hereto that the interest on the Loans shall not exceed the maximum rate permissible under Applicable Law.  Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts owing to the Lenders and the Agent under the Credit Documents (other than in respect of principal and interest on Loans) and then to the reduction of the outstanding principal balance of the Loans.

SECTION 2.07	Funding Losses.

(a)The Borrower shall pay to each Affected Person, upon the written request of such Affected Person (which request shall set forth in reasonable detail the computation of and the basis for requesting such amounts), such amount or amounts as shall be reasonable to compensate for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by such Affected Person to lenders of funds borrowed by it to make or carry Loans made to the Borrower and any loss sustained by such Affected Person in connection with the re-employment of such funds), which such Affected Person may sustain solely to the extent such losses, expenses or liabilities are not compensated by other payments made under this Agreement:   (i) if for any reason (other than a default by such Affected Person) a borrowing of any Loan does not occur on the CLO Closing Date specified therefor in the Notice of Borrowing (whether or not withdrawn), (ii) if any payment or prepayment of any Loans made to the Borrower occurs on a date which is not a Payment Date or (iii) if any prepayment of any of the Loans made to the Borrower is not made on any date specified in a notice of prepayment given by the Borrower.  Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall cease to make such bids, the equivalent rate, as reasonably determined by such Lender.

(b)If an Affected Person (i) requires the Borrower to pay any additional amounts under this Section 2.07 or Section 9.01 or (ii) refuses to consent to an amendment to a Credit Document that has been requested by the Borrower and consented to by the Required Lenders other than such Affected Person, then the Borrower may, upon notice to the Agent, require such Affected Person to (x) assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (y) terminate all of its interests, rights and obligations under this Agreement and the Credit Documents and reduce the Total Commitment; provided that:

(i)(A) if the Affected Person's interests, rights and obligations have been assigned pursuant to clause (x) above, such Affected Person shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (B) if such Lender's interests, rights and obligations have been terminated pursuant to clause (y) above, such Lender shall have received payment of all such amounts payable to it hereunder from the Borrower; and

(ii)such assignment, delegation or termination does not conflict with Applicable Law.

(c)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.07 or Section 9.01 shall not constitute a waiver of such Lender's right to demand such compensation; provided that, the Borrower shall not be required to compensate an Affected Person pursuant to this Section 2.07 or Section 9.01 for any amounts incurred more than 150 days prior to the date that such Affected Person notifies the Borrower of such Affected Person's intention to claim compensation therefor; provided, further, that if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 150-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.08	Rescission or Return of Payment.

The Borrower further agrees that, if at any time all or any part of any payment made to any Secured Party or their designees in respect of the Obligations is or must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower or any other Person), the obligation of the Borrower to make such payment to such Secured Party (including, without limitation, in respect of payments in respect of interest or principal on the Loans) shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made; provided, however, that no interest shall be deemed to have accrued on the amount of any rescinded or returned payment from the date of the original repayment to the date of such rescission or return.

SECTION 2.09	Post Default Interest.

The Borrower hereby promises to pay interest on the unpaid principal amount of each Loan and any other Obligation of the Borrower, in each case, which has not been paid in full when due, for the period commencing on the due date thereof until but not including the date such amount is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on demand.

SECTION 2.10	Payments.

(a)All amounts owing and payable by the Borrower to any Secured Party, any Affected Person or an Indemnified Party in respect of the Loans and other Obligations, including, without limitation, the principal thereof, interest, fees, indemnities, expenses or other amounts payable under the Credit Documents, shall be paid in Dollars, in immediately available funds on or prior to 2:00 p.m. (New York City time) on the date due without counterclaim, setoff, deduction, defense, abatement, suspension or deferment to such Secured Party, Affected Person or Indemnified Party.  Any payment paid after 2:00 p.m. (New York City time) on any day shall be deemed to have been made on the next Business Day for all purposes of this Agreement.  Each payment to a Lender shall be made to the respective Lender’s Account of such Lender, based on such Lender’s Percentage Share.

(b)All computations of interest on the Loans shall be made on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day of the period).

(c)Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

(d)Subject to Section 6.04 and Section 2.06, upon receipt of funds deposited into the Collection Account, the Agent shall direct the distribution of such funds, first to the Lenders in payment in full of all accrued and unpaid interest owing to the Lenders on a pro rata basis in accordance with such amounts owed to each Lender, second to the payment of the principal amount of the Loans on a pro rata basis in accordance with such amounts owed to each Lender, third to the Secured Parties on a pro rata basis in accordance with the amounts (other than principal of and interest on the Loans) owed to each such Person and fourth to the Borrower.

(e)Prior to each Payment Date, the Agent shall (i) confirm the Borrower's computation of the Interest Rate payable on such Payment Date, and (ii) notify the Borrower and the Lenders of any discrepancy in the computation therein.

SECTION 2.11	Obligations Absolute.

The Borrower's obligations under this Agreement and the other Credit Documents shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

SECTION 2.12	Designation of Lending Office.

Upon the occurrence of any event giving rise to the Borrower's obligation to pay additional amounts to any Lender pursuant to Section 2.07 or Article IX, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different Applicable Lending Office or take other reasonable actions, provided, however, that such designation or other reasonable action is made on such terms that such Lender and its lending office suffer no economic, administrative, legal or regulatory disadvantage (as determined by such Lender in its reasonable discretion), with the object of avoiding further consequence of the event giving rise to the operation of any such Section.

SECTION 2.13	Right of Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  Each Lender agrees to notify the Borrower and the Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application, and no Lender shall have any liability hereunder for any failure to so notify the Borrower or the Agent.

SECTION 2.14	Ratable Payments.

If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower to a Lender pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply).

ARTICLE III CONDITIONS

PRECEDENT

SECTION 3.01	Effectiveness of this Agreement.

The effectiveness of this Agreement and each Lender's obligations hereunder shall be subject to the satisfaction of the conditions that the Agent and each Lender shall have received the following, each in form, scope and substance reasonably satisfactory to it:

(a)each of the Credit Documents duly executed and delivered by the parties thereto;

(b)[reserved];

(c)(i) proper financing statements, to be filed within one Business Day after the Closing Date (and the Borrower hereby consents to such filing by the Agent under the UCC in all jurisdictions that the Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Credit Documents) and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any prior owner or transferor;

(d)a signed favorable legal opinion (addressed to each of the Secured Parties) from Dechert LLP, counsel to the Borrower, as to such matters as the Agent and the Lenders shall have reasonably requested;

(e)if requested by any Lender, a Note duly executed and completed in respect of such Lender;

(f)evidence that (i) all of the Covered Accounts shall have been established, (ii) the Custodial and Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect and (iii) all amounts, if any, required to be deposited in any of the Covered Accounts as of the Closing Date shall have been so deposited;

(g)[reserved];

(h)a certificate of an Authorized Officer of the Borrower certifying (i) as to, and attaching, (A) its Constituent Documents, (B) its resolutions or other action of its board of directors, managers or members approving this Agreement, the other Credit Documents to which it is a party and the transactions contemplated thereby, (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Credit Documents to which it is a party and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, (ii) all conditions set forth in this Section 3.01 have been fulfilled, (iii) that its representations and warranties set forth in this Agreement and the other Credit Documents are true and correct, (iv) that no Default or Event of Default has occurred, (v) that with respect to each item of Collateral, after giving effect to the funding of the Loans and immediately prior to the delivery thereof on the CLO Closing Date, (A) the Borrower will be the owner of such Collateral free and clear of any Liens except for those granted pursuant to this Agreement and other Permitted Liens, (B) the Borrower will have acquired its ownership in such Collateral in good faith without notice of any adverse claim (as such term is defined in Section 8-102(a)(1) of the UCC), (C) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral other than the interests granted pursuant to this Agreement and other Permitted Liens; (D) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Agent for the benefit of the Secured Parties and (E) upon the grant by the Borrower, the Agent will have a first priority perfected security interest in the Collateral and (vi) the Borrower does not have outstanding debt prior to the Closing Date.

(i)evidence that the Borrower shall have paid (i) the fees to be received by the Agent, (ii) all reasonable and documented out-of-pocket costs and expenses of the Agent and the Lenders and (iii) all reasonable and documented fees and out-of-pocket expenses of respective outside counsel to the Agent and the Lenders, in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents;

(j)the Agent has received all applicable tax forms required to be delivered by the Borrower pursuant to this Agreement; and

(k)such other opinions, instruments, certificates and documents from the Borrower as the Agent or any Lender shall have reasonably requested and provided that sufficient notice of such request has been given to the Borrower.

SECTION 3.02	All Loans.

The obligation of each Lender to make its Loan on the CLO Closing Date shall be subject to the fulfillment of the following conditions:

(a)each of the representations and warranties of the Borrower contained in this Agreement shall be true and correct (to the extent qualified by materiality or “Material Adverse Effect”) or otherwise in all material respects as of such date, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct (to the extent qualified by materiality or “Material Adverse Effect”) or otherwise in all material respects as of such earlier date;

(b)no Default or Event of Default shall have occurred and be continuing at or prior to the time of the making of such Loan or shall result from the making of such Loan;

(c)the Agent and the Lenders shall have received true and correct copies, in form, scope and substance satisfactory to it, of the CLO Transaction Documents; and

(d)the Borrower shall have delivered a Notice of Borrowing in accordance with Section 2.02.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01	Representations and Warranties of the Borrower.

In order (inter alia) to induce each of the Lenders party to this Agreement to make the Loans, the Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date and the CLO Closing Date, as follows:

(a)Existence and Power.  The Borrower is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Credit Documents to which it is a party.

(b)Due Qualification and Good Standing. It is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business, assets and properties, including, without limitation, the performance of its obligations under this Agreement and the other Credit Documents to which it is a party, requires such qualification, except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(c)Enforceability.  The execution and delivery by it of, and the performance of its obligations under, the Credit Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)No Violation.  Neither the execution and delivery by it of this Agreement, the other Credit Documents to which it is a party, or any instrument, certificate or agreement referred to herein or therein, or contemplated hereby or thereby, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by it, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene in any material respect (A) any Applicable Law, (B) any contractual restriction binding on or affecting it or any of its assets or properties, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its properties is bound (or to which any such obligation, agreement or document relates), except as could not reasonably be expected to have a Material Adverse Effect, or (iv) result in any Adverse Claim upon any of its assets or properties.

(e)Authorizations and Filings. It has obtained all necessary Governmental Authorizations and Private Authorizations, and made all Governmental Filings necessary for the execution and delivery by it, and the performance by it of its obligations under this Agreement, the other Credit Documents to which it is a party, except to the extent that a failure to obtain such Governmental Authorization, Private Authorization or to make such Governmental Filing could not reasonably be expected to have a Material Adverse Effect.

(f)Security Interest.  After giving effect to the funding of the Loans and the consummation of the transactions on the CLO Closing Date, the Borrower will own the Collateral free and clear of any Adverse Claim.  This Agreement and the Custodial and Account Control Agreement and the actions required to be taken pursuant to the terms hereof and thereof are, and at all times shall be, effective to create and perfect in the Agent for the benefit of the Secured Parties a first priority perfected security interest in the Collateral free and clear of all Adverse Claims.  After giving effect to the funding of the Loans and the consummation of the transactions on the CLO Closing Date, the Agent on behalf of the Secured Parties will have a first priority perfected security interest in the Collateral free and clear of all Adverse Claims.The Borrower will have delivered to the Account Bank all certificates in respect of the Retention Securities, in suitable form for transfer by delivery or accompanied by duly executed instruments or assignment in blank within three (3) Business Days of the issuance thereof.

(g)Ordinary Course.  Each repayment of principal of or interest on the Loans under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

(h)[reserved].

(i)Retention Securities.  All Retention Securities will be issued in certificated form pursuant to Rule 144A of the Securities Act, will be held by the Account Bank for the benefit of the Agent in accordance with the terms of the Custodial and Account Control Agreement, and are represented by certificates.

(j)Litigation.  There are no pending or, to its actual knowledge, threatened, investigations, actions, suits or proceedings involving it or any of its Affiliates.

(k)ERISA.  The Borrower does not have any liability with respect to any Benefit Arrangement.  Neither the Borrower nor or any member of the ERISA Group has any liability with respect to any Plan or Multiemployer Plan.

(l)Taxes. It has filed all income tax returns and all other tax returns which are required to be filed by it, if any, and has paid all Taxes due pursuant to such returns, if any, or pursuant to any assessment received by it, except, in each case, for such Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the books of the Borrower in accordance with GAAP.

(m)OFAC.  None of the Borrower, any of its subsidiaries or any director, officer, employee, agent, or Affiliate of the Borrower is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria.

(n)No Financing Statement. No effective financing statements or other instruments similar in effect covering any of the Collateral are on file in any recording office, except those filed in favor of the Agent pursuant to this Agreement.

(o)Principal Office; Organization.  The Borrower's principal place of business and chief executive office is at the address referred to in Section 10.02(a).  The Borrower's jurisdiction of organization is Delaware and it has not transacted any business under any name other than “Fifth Street CLO Management LLC”.

(p)Full Disclosure.  All written information (other than any compliance certifications, projections, forward looking statements or general economic or industry information or information furnished by a third party) heretofore furnished by or on behalf of the Borrower to the Agent or any Lender in writing for purposes of, or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by it to the Agent or any Lender in writing will be, true and accurate in all material respects on the date such information was provided and as of such date, no such information contains any material misrepresentation or any omission to state therein matters necessary tomake the statements made therein not misleading in any material respect under the circumstances in which they were made when considered in its entirety.

(q)Applicable Law. It is in compliance with all Applicable Laws, including, without limitation, the Securities Act and the Investment Company Act, including the rules and regulations promulgated thereunder, except as could not reasonably be expected to result in a Material Adverse Effect.

(r)Investment Company Act; Investment Advisers Act.  The Borrower is not required to register as an “investment company” under the Investment Company Act. The Borrower is a registered investment adviser under the Investment Advisers Act of 1940.

ARTICLE V

COVENANTS

SECTION 5.01	Affirmative Covenants of the Borrower.

The Borrower covenants and agrees as to itself that it shall until the Facility Termination Date:

(a)Compliance with Laws, Etc.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) duly observe, comply with and conform to all requirements of Applicable Law relative to the conduct of its business or to its assets or properties, (ii) preserve and keep in full force and effect its legal existence and its rights, privileges, qualifications and franchises, and (iii) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under this Agreement and the other Credit Documents.

(b)Taxes.  Cause to be computed, paid and discharged when due all Taxes imposed upon it, or upon any of its income, assets or properties, prior to the day on which penalties attach thereto, unless and to the extent that the same shall be contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established on the books of the Borrower in accordance with GAAP and the non-payment of which could otherwise not give rise to a reasonable possibility of a Material Adverse Effect and the charges, accruals and reserves on its books in respect of taxes or other governmental charges, if any, are, in its opinion, adequate.

(c)Further Assurances.  Promptly, at its expense, execute and deliver such further instruments and take such further action which are necessary or appropriate to (i) establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Secured Parties including, without limitation, all such actions which are necessary or advisable to maintain and protect the Agent's first priority perfected security interest in the Collateral for the benefit of the Secured Parties free and clear of Adverse Claims, and (ii) enable the Secured Parties to enforce their rights and remedies under the Credit Documents.

(d)Continued Existence.  Keep its jurisdiction of organization specified in Section 4.01(o) or, upon thirty (30) days' prior written notice to the Agent, any other jurisdiction of organization where all actions reasonably requested by the Agent to protect and perfect the Agent's first priority perfected security interest in the Collateral have been taken and completed.

(e)Information.  Provide to the Agent (with copies for each Lender):

(i)as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a statement of assets and liabilities of the Borrower as at the end of such fiscal year, and statements of operations and of changes in net assets of the Borrower for such fiscal year;

(ii)as soon as available, and in any event within sixty (60) days after the end of each fiscal quarter of the Borrower's fiscal years, the unaudited quarterly report submitted to the Borrower's board of directors, which report shall include, without limitation, a statement of assets and liabilities and a statement of income of the Borrower for such fiscal quarter, unless such information is publicly available;

(iii)simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a statement of an Authorized Officer of the Borrower to the effect that nothing has come to its attention to cause it to believe that any Default or Event of Default existed on the date of such statements and certifying that the representations and warranties set forth in Section 4.01(p) are true and correct in all material respects as of the date of such certificate;

(iv)as soon as possible, and in any event within two (2) Business Days of an Authorized Officer of the Borrower having actual knowledge of an occurrence of any Default or Event of Default, a certificate of an Authorized Officer of the Borrower setting forth the details thereof and the action to be taken or proposed to be taken with respect thereto;

(v)as promptly as practicable upon the Borrower's receipt thereof, a copy of all material notices, reports and other information which it has received under the CLO Transaction Documents as holder of the Retention Securities;

(vi)as promptly as practicable upon the Borrower's receipt thereof, copies of all amendments, waivers, modifications and supplements to the Indenture and the other CLO Transaction Documents;

(vii)as promptly as practicable (and in any event, no later than three (3) Business Days prior to each Payment Date), notify the Agent and the Lenders of the Interest Rate for the Interest Period immediately preceding such Payment Date, which notice shall include all information necessary for the Agent to confirm the computation of such Interest Rate for the Interest Period;

(viii)as promptly as practicable after becoming aware of any claim or other communication by any Authority alleging or asserting the Borrower's failure to comply with Applicable Law, including, without limitation, any inquiry or investigation by any Authority relating to the Borrower's compliance with the Applicable Regulation, written notice thereof; and

(ix)from time to time such additional information regarding the financial position or business of the Borrower as the Agent or the Required Lenders may reasonably request.

(f)Maintenance of Business.  Continue to engage in business of the same general type as now conducted by it, and will preserve, renew and keep in full force and effect its existence and rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(g)Access to Records. Permit the Agent or any Person designated by the Agent to, upon reasonable prior written notice and during normal business hours, visit and inspect at reasonable intervals its books, records and accounts relating to its business, financialcondition, operations, assets and properties and its performance under the Credit Documents, and discuss the foregoing with its officers, partners, employees and accountants, (i) prior to the occurrence and continuance of an Event of Default, at the Agent's expense and no more than once during any calendar year period and (ii) after the occurrence and during continuance of an Event of Default, at the Borrower's expense and as often as the Agent may request.

(h)Notice of Litigation or Other Proceedings. As promptly as practicable, give notice in writing to the Agent of all litigation, arbitration proceedings and regulatory proceedings relating to the Borrower or any of its Affiliates, including, without limitation, any material remedial action taken by it or any of its Affiliates in response to any order, consent decree or judgment of any Authority; provided that the Borrower shall not be required to give notice of any litigation, arbitration proceedings or regulatory proceedings involving an amount less than $250,000.

(i)Maintenance of Books of Record and Account.  Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in accordance with the requirements of Applicable Law.

(j)Collections, Etc.  (i) Cause all Collections, other than (except during the continuance of an Event of Default) those attributable to Management Fees, to be directly remitted by or on behalf of the CLO Issuer to the Collection Account and held in accordance with the terms of the Custodial and Account Control Agreement, (ii) cause all Principal Proceeds remitted to the Collection Account to be immediately transferred directly to each respective Lender's Account, without any intermediate commingling of such amounts with any funds of any other Person, to be applied to prepay the outstanding Loans in accordance with Section 2.05(b), and (iii) during the continuance of an Event of Default, cause all Collections remitted to the applicable Collection Account to be immediately transferred directly to each respective Lender's Account, without any intermediate commingling of such amounts with any funds of any other Person. If the Borrower or any of its Affiliates shall at any time receive Collections that were not credited to the Collection Account, it shall immediately remit such Collections into the applicable Collection Account and instruct the relevant payment entity in writing to make all future payments directly to the applicable Collection Account.

(k)Use of Proceeds.  Cause the net proceeds of any Loan made hereunder to be used solely for the purpose of purchasing the Financed Retention Securities (collectively, “Approved Use”).

(l)Custody and Control.  At all times cause all of the Collateral to be (i) held in custody by the Account Bank pursuant to the Custodial and Account Control Agreement, and (ii) subject to the Account Bank's or the Agent's control and custody in accordance with the Custodial and Account Control Agreement.

(m)Obligations under CLO Transaction Documents. Comply with all agreements, covenants and obligations applicable to it under any of the CLO Transaction Documents, including, without limitation, the Risk Retention Letter (as defined in the Indenture).

(n)Payment of Fees to the Agent.  Timely pay to the Agent, for its own account, an amount equal to the accrued Agent Fee on each Payment Date and other expenses owed thereto as set forth herein.

SECTION 5.02	Negative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Facility Termination Date, it shall not:

(a)Collection Account. Invest any amount on deposit in the Collection Account.

(b)Creation of Debt. Create, assume or suffer to exist any Debt, except for Permitted Debt.

(c)Mergers; Sale of Assets. Adopt or carry out any plan of liquidation, partial liquidation, reorganization, incorporation, recapitalization, merger or consolidation nor sell, transfer, or otherwise dispose of any Retention Securities, or dissolve without the prior written consent of the Required Lenders.

(d)Amendments to Constituent Documents.  Without the prior written consent of the Required Lenders, amend, terminate, supplement or otherwise modify its Constituent Documents if such action could reasonably be expected to have a Material Adverse Effect.

(e)ERISA. Become a member of an ERISA Group or incur any liability or obligation with respect to Plan, Multiemployer Plan or any Benefit Arrangement.

(f)Collateral.  (i) Create, assume or suffer to exist any Adverse Claim on any Collateral now owned or hereafter acquired by it and (ii) without the prior written consent of all of the Lenders and the Agent, sell, dispose of or substitute any Collateral.

(g)Restricted Payments; Event of Default.  Make any Restricted Payment (i) during the continuation of a Default or an Event of Default or that would result in the occurrence of a Default or an Event of Default, (ii) if the Debt Service Coverage Test is not satisfied as of the date of such proposed Restricted Payment or (iii) if the Overcollateralization Ratio Test (as defined in the Indenture) as applied with respect to the Class D Notes (as defined in the Indenture) is not satisfied as of the date of such proposed Restricted Payment; provided that, for the avoidance of doubt, the Borrower shall be permitted to pay any fees or expenses payable to any of its service providers, including without limitation any staff and services providers.

(h)Name Change.  Change its name (i) without giving the Agent at least thirty (30) days' prior written notice, and (ii) unless all actions necessary and appropriate to protect and perfect the Secured Parties' first priority perfected security interest in the Collateral have been taken and completed.

(i)Business Activity.  Engage in any business or activity other than as contemplated by the Credit Documents, its Constituent Documents, the CLO Transaction Documents and the CLO Offering Materials.

(j)Certificated Securities.  Cause the Retention Securities to be converted to book-entry from without the prior written consent of the Agent.

(k)Registration.  Register as or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as a bank, insurance company or finance company or hold itself out to the public as a bank, insurance company or finance company or knowingly take any action that would reasonably be expected to cause it to be treated as a bank, insurance company or finance company for purposes of (i) any tax, securities law or other filing or submission made to any Authority, (ii) any application made to a rating agency, or (iii) qualification for any exemption from tax, securities law or any other legal requirements.

(l)Non-consolidation.  Take any action or conduct its affairs in a manner that is likely to result in its separate existence being ignored or its assets and liabilities being substantively consolidated with any of its Affiliates or any other Person in a bankruptcy, reorganization or other insolvency proceeding (other than for tax purposes).

(m)Custodial and Account Control Agreement.  Permit or consent to any amendment, modification or waiver of the Custodial and Account Control Agreement (i) without the prior written consent of the Agent and (ii) if such amendment, modification or waiver could adversely effect any Lender, without the prior written consent of the Required Lenders.

(n)Assignment of Collateral Management Agreements. Assign its rights or obligations under the Collateral Management Agreement or any other collateral or asset management agreement that the Borrower is or becomes party to.

(o)Deferral, Waiver or Amendment of the Management Fees. Defer, waive, amend, assign, transfer or otherwise modify the Management Fees or the Borrower's receipt thereof, without the prior written consent of all of the Lenders.

(p)[Reserved].

(q)OFAC. Directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

ARTICLE VI EVENTS

OF DEFAULT

SECTION 6.01	Events of Default.

The term “Event of Default” shall mean any of the events set forth in this Section 6.01:

(a)the Borrower shall fail to make or cause to be made when due any payment on any Loan and, except in the case of principal of the Loan, such failure shall continue for two (2) Business Days; provided that in the case of a default in payment resulting solely from an administrative error or omission by the Agent or the Borrower, such default continues for a period of three (3) Business Days after the Agent or Borrower, as applicable, receives written notice or has actual knowledge of such administrative error or omission (irrespective of whether the cause of such administrative error or omission has been determined);

(b)the Borrower shall fail to perform any of its respective obligations under clause (e)(iv), (j), (k), (l) or (m) of Section 5.01 or clause (b), (c), (f), (g), (j), (n) or (o) of Section 5.02; provided, in the case of clause (j) or (l) of Section 5.01, if such failure to perform results solely from an administrative error or omission by the Agent or the Borrower, such failure continues for a period of three (3) Business Days after the Agent or Borrower, as applicable, receives written notice or has actual knowledge of such administrative error or omission (irrespective of whether the cause of such administrative error or omission has been determined);

(c)the Borrower shall fail to perform or observe any other term, covenant or agreement on its part to be performed or observed under this Agreement or any other Credit Document and if such failure is capable of being cured, such failure shall continue for thirty (30) days after it has actual knowledge thereof or it has been notified in writing of such failure by the Agent;

(d)the failure of any representation or warranty made or deemed made by the Borrower under or in connection with this Agreement or any other Credit Document, to be true and correct (to the extent qualified by materiality or “Material Adverse Effect”) or otherwise in all material respects when made or deemed made, as the case may be, and if such failure is capable of being cured, such failure remains unremedied for a period of thirty (30) days after the Borrower has actual knowledge thereof or it has been notified in writing of such failure by the Agent;

(e)the Agent shall for any reason cease to have a valid and perfected first priority security interest in the Collateral (except for Permitted Liens);

(f)the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection;

(g)any provision of this Agreement or any other Credit Document shall cease to be a legal, valid and binding obligation of any of the parties purported to be bound thereby, enforceable in accordance with its terms;

(h)any judgment or order, or any series of judgments or orders, shall have been entered against the Borrower, provided that (i) such judgments or orders shall aggregate to$5,000,000 or more, and (ii) enforcement actions have been commenced with respect thereto and have not been dismissed for thirty (30) days or more;

(i)(i) any event or condition shall occur which results in the acceleration of the maturity of any Debt of the Borrower which Debt in the aggregate is at least $5,000,000 or enables (or, with the giving of notice or lapse of time or both would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof or (ii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Borrower has become obligated to purchase or repay any Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000, or (y) one or more Persons have the right to require the Borrower to so purchase or repay such Debt;

(j)[reserved];

(k)any Regulatory Change shall be enacted, promulgated or proposed which could in the reasonable opinion of the Agent or the Required Lenders be expected to result in a Material Adverse Effect;

(l)an “Event of Default” (as defined in the Indenture) shall have occurred and be continuing;

(m)the Borrower shall cease to be in compliance with the Risk Retention Requirements (and (x) if such non-compliance is the result of a Regulatory Change, such non- compliance shall continue unremedied for ten (10) days after the Borrower has actual knowledge thereof or has been notified in writing of such non-compliance and (y) in the case of the U.S. Risk Retention Requirements, such non-compliance could reasonably be expected to result in a Material Adverse Effect);

(n)the Borrower fails to be a registered investment adviser under the Investment Advisers Act of 1940, as amended; or

(o)the occurrence of (i) the termination of the Collateral Management Agreement or (ii) the commencement of any action to replace the Borrower as the collateral manager under the Collateral Management Agreement (including following the occurrence of a Key Person Event (as defined in the Collateral Management Agreement)).

SECTION 6.02Remedies. Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Credit Documents, including Section 6.03, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Agent may, or upon the direction of the Required Lenders, shall, by notice to the Borrower, declare the principal of and the accrued interest on the Loans and all other Obligations shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower, provided that, upon the occurrence of any Event of Default described in clause (f) of Section 6.01, the Maturity Date shall be deemed to have automatically occurred and all outstanding Loans and other Obligations shall immediately be due and payable, without any further action by any party.

SECTION 6.03	Additional Collateral Provisions.

(a)Additional Rights and Remedies.  The Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law.  Upon the occurrence and during the continuance of an Event of Default, the Agent or its designees may (i) deliver a Notice of Exclusive Control to the Account Bank under the Custodial and Account Control Agreement; (ii) instruct the Borrower to deliver any or all of the Collateral and any documents relating to the Collateral to the Agent or its designees; (iii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iv) take control of the Proceeds of any such Collateral; (v) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (vi) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations; (vii) without limiting Section 8.01 and subject to the provisions of the applicable CLO Transaction Documents, exercise any consensual or voting rights in respect of the Collateral; (viii) enforce the Borrower's rights and remedies with respect to the Collateral; and (ix) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Agent or the Required Lenders, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Agent or its designee. For purposes of taking the actions described in subsections (i) through (ix) of this Section 6.03(a) and Section 8.01 the Borrower hereby irrevocably appoints the Agent as its attorney-in-fact (which appointment being coupled with an interest is irrevocable while any of the Obligations remain unpaid), with power of substitution, in the name of the Agent or in the name of the Borrower or otherwise, for the use and benefit of the Agent.

All sums paid or advanced by the Agent in connection with the foregoing and all documented out-of-pocket costs and expenses (including outside attorneys' fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate for the Loans, shall be paid by the Borrower to the Agent from time to time on demand and shall constitute and become a part of the Obligations secured hereby.

(b)Remedies Cumulative.  Each right, power, and remedy of the Agent and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Credit Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Credit Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(c)Protection of Collateral. The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably requested by the Agent to secure the rights and remedies of the Lenders hereunder and to:

(i)grant security more effectively on all or any portion of the Collateral;

(ii)maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii)perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)enforce any of the Collateral or other instruments or property included in the Collateral;

(v)preserve and defend title to the Collateral and the rights therein of the Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi)pay or cause to be paid any and all material taxes levied or assessed upon all or any part of the Collateral in accordance with Section 5.01(b).

The Borrower hereby designates the Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement, continuation statement.  Such designation shall not impose upon the Agent, or release or diminish, the Borrower's obligations under this Section 6.03.  The Borrower further authorizes and shall cause the Borrower's counsel or the Agent's counsel to file without the Borrower's signature any UCC-1 or UCC-3 financing statements that may be required by the Agent in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.04	Application of Proceeds.

(a)All amounts received in respect of the Obligations during the continuance of an Event of Default (whether from any of the Collateral, the proceeds thereof or otherwise and including all Collections in the Collection Account), including without limitation all Proceeds resulting from the sale or other disposition of the Collateral shall be applied in the following order and priority:

First, to the payment of all amounts advanced or expended by the Agent, all sums due to the Agent and all documented out-of-pocket costs, expenses and liabilities incurred by the Agent in connection with the performance of its duties and obligations under this Agreement and the enforcement of the Secured Parties' rights and remedies under the Credit Documents;

Second, to the extent funds are remaining after the above application, to the Lenders to the payment of all accrued and unpaid interest on all outstanding Loans on a pro-rata basis according to the amount of such accrued interest owing to each Lender;

Third, to the extent funds are remaining after the above applications, to the Lenders to the payment of the principal amount of each outstanding Loan on a pro-rata basis according to the amount of such principal owing to each Lender;

Fourth, to the extent funds are remaining after the above applications, to the Secured Parties to the payment of all other amounts payable to the Secured Parties pursuant to this Agreement and the other Credit Documents on a pro rata basis according to the amounts owed to each Person.

The Agent shall, after the Facility Termination Date, remit to the Borrower the remaining excess Proceeds which it had received from the sale or disposition of the Collateral.

(b)For purposes of determining the application to be made of such monies and other cash proceeds by the Agent to the Lenders pursuant to this Section 6.04, the Agent may rely exclusively upon a certificate or other statement of such Lender, setting forth in reasonable detail such Lender's amount then owing to it.  The Agent shall not be liable for any application of funds in accordance with any certificate or direction delivered pursuant to this Section 6.04.

SECTION 6.05	Secured Parties Not Bound.

(a)This Agreement shall not be construed as creating a partnership or joint venture agreement between any Secured Party and the Borrower.

(b)No Secured Party shall be obligated to perform or discharge any obligation of the Borrower or any other Person as a result of any collateral assignment hereby effected.  No Secured Party shall be required to take any action with respect to any matter that might arise in connection with the Borrower's Constituent Documents.  No Secured Party has any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of the Borrower.  No Secured Party shall have any duty as to the collection or protection of the Collateral or any income thereon or payments with respect thereto, or as to the preservation of any rights pertaining thereto.

(c)The acceptance by the Secured Parties of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate any Secured Party to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

SECTION 6.06	Release of Security Interest.

After the Facility Termination Date, when all Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) have been paid in full, the Agent, at the request of the Borrower, shall, at the expense of the Borrower, execute, deliver and file such instruments as the Borrower shall reasonably request in order to reassign, release or terminate its security interest in the Collateral.

ARTICLE VII

THE AGENT

SECTION 7.01	Authorization and Action.

(a)Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement or the other Credit Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the other Credit Documents or Applicable Law.

(b)If the Person serving as the Agent hereunder is also a Lender, the Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Affiliates as if such Person were not the Agent hereunder and without any duty to account therefore to the Lenders.

SECTION 7.02	Agent's Reliance, Etc.

The Agent shall not have any duties or obligations except for those expressly set forth in this Agreement and the other Credit Documents.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Credit Documents, except for its or their own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Agent shall believe in good faith shall be necessary, under the circumstances.  The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower or a Lender.  Without limiting the generality of the foregoing, the Agent:  (i) may consult with legal counsel (including counsel for the Borrower) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Credit Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Credit Documents on the part of the

Account Bank or any other Person or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Credit Documents, the Collateral or any other instrument or document furnished pursuant hereto or thereto; (v) shall not be subject to any fiduciary or implied duties regardless of whether a Default or Event of Default has occurred and is continuing; (vi) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders a shall be expressly provided for herein or in the other Credit Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or Applicable Law; and (vii) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be delivered by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03	Indemnification.

Each of the Lenders agrees to indemnify and hold the Agent and its Related Parties harmless (to the extent not reimbursed by or on behalf of the Borrower) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or its Related Parties in any way relating to or arising out of this Agreement or any other Credit Document or any action taken or omitted by the Agent under this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each of the Lenders agrees to reimburse the Agent promptly upon demand for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the administration or enforcement (whether through negotiations, legal proceedings or otherwise) or legal advice in respect of rights or responsibilities under this Agreement or the other Credit Documents, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower.  Each Lender shall be obligated to pay its Percentage Share of all amounts payable to the Agent under this Section 7.03.

SECTION 7.04	Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the loan facilities provided for herein as well as activities as Agent.

SECTION 7.05	Resignation of Agent.

The Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above and reasonably acceptable to the Borrower; provided that if the Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the Credit Documents, and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).

SECTION 7.06	Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE VIII

VOTING RIGHTS

SECTION 8.01	Voting and Consent Rights.

(a)Prior to the occurrence and continuance of an Event of Default, the Borrower may exercise all voting and consent rights which the Borrower has as the holder of the Retention Securities in its sole discretion. After and during the continuance of an Event of Default, the Agent on behalf of the Secured Parties may exercise all voting and consent rights which the Borrower has as the holder of the Retention Securities, including without limitation the right to direct any decision or action in respect thereof.  The Borrower covenants and agrees that it shall, at all times during the continuation of an Event of Default prior to the Facility Termination Date, follow the directions of the Agent provided pursuant to this Section 8.01(a) as to all such votes, actions, decisions and consensual rights that the holders of any Class of the Retention Securities are entitled or required to direct or make.

(b)The Borrower covenants and agrees that it shall promptly notify the Agent and the Lenders of all votes, actions or decisions required or permitted to be taken or made by the Borrower as the holder of the Retention Securities.

ARTICLE IX

CHANGE IN CIRCUMSTANCES

SECTION 9.01	Increased Costs.

(a)The Borrower shall pay (but without duplication) directly to each Affected Person from time to time such amounts as such Affected Person may determine to be necessary to compensate such Affected Person for any costs that such Affected Person incurs as a direct result of the making or maintaining of any Loans to the Borrower or any reduction in any amount receivable by such Affected Person hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)shall subject any Affected Person (or its Applicable Lending Office for any of such Loans) to any Taxes (other than (A) Indemnified Taxes (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) or other charge in respect of such Loans or its Note or changes the basis of taxation of any amounts payable to such Affected Person under this Agreement or its Note in respect of any of such Loans; or

(ii)imposes any other condition affecting this Agreement or its Notes.

A certificate setting forth in reasonable detail the computation of amounts payable to an Affected Person under this Section 9.01(a) and the basis therefor, submitted to the Borrower by an Affected Person, shall be rebuttable presumptive evidence of such amounts, absent manifest error.

(b)Without limiting the effect of the foregoing provisions of this Section 9.01 (but without duplication), the Borrower shall pay directly to each Affected Person from time to time on request such amounts as such Affected Person may reasonably determine to be necessary to compensate such Affected Person (or, without duplication, any bank holding company of which such Affected Person is a subsidiary) for any costs that it determines are attributable to the maintenance by such Affected Person (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basel Accord, of capital in respect of its Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Affected Person (or any Applicable Lending Office or such bank holding company) to a level below that which such Affected Person (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request).  A certificate setting forth in reasonable detail the computation of amounts payable to an Affected Person under this Section 9.01(b) and the basis therefor, submitted to the Borrower by an Affected Person, shall be rebuttable presumptive evidence of such amounts, absent manifest error.

(c)The amounts payable as specified in Sections 9.01(a) or 9.01(b) shall be payable within 10 Business Days of demand therefor.

SECTION 9.02	Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 9.02) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 9.02(a) above, the Borrower shall timely pay to the relevant Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.  (i) The Borrower shall indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 9.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Recipient (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(ii)Each Lender shall, and does hereby, severally indemnify the Agent and shall make payment in respect thereof within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Person's failure to comply with the provisions of Section 10.05(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Person, in each case, that are payable or paid by the Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 9.02(c)(ii).

(d)Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to an Authority pursuant to this Section 9.02, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)Status of Recipients; Tax Documentation. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 9.02(e)(ii)(A), (B) and (D) below) shall not be required if in the Recipient's reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)	Without limiting the generality of the foregoing:

(A) any Recipient that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Recipient becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Recipient claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code, as applicable, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Recipient is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Recipient is a partnership and one or more direct or indirect partners of such Foreign Recipient are claiming the portfolio interest exemption, such Foreign Recipient may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 9.02 expires or becomes obsolete or inaccurate in any respect (other than due to a change in law), it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 9.02, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 9.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Authority with respect to such refund); provided that the Borrower, upon the request of such Recipient, agrees to repay to such Recipient the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Authority) to such Recipient, in the event that such Recipient is required to repay such refund to such Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

ARTICLE X

MISCELLANEOUS

SECTION 10.01	No Waiver; Modifications in Writing.

(a)No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder or with respect to the Loans shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Secured Party, at law or in equity.  No amendment, modification, supplement or termination of this Agreement shall be effective unless the same shall be in writing and signed by each of the Borrower, the Required Lenders and the Agent.  Any waiver of any provision of this Agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given and shall be in writing and signed by the Agent and the Required Lenders.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)Notwithstanding anything in Section 10.01(a) of this Agreement to the contrary, the Agent agrees that it shall not, without the prior written consent of each affected Lender:

(i)	amend, modify or waive (or consent to any amendment, waiver or modification of) any provision of this Agreement or the Custodial and Account Control Agreement which in any way would:

(A) reduce the outstanding principal balance of any Loan or the amount of principal or interest that is payable in respect of any Loan made by such Lender or delay any scheduled date for payment thereof, or

(B) impair any material rights expressly granted to such Lender under any such Credit Document, or

(C) amend any provision of any such Credit Document which by the express terms of such provision requires the consent of all of the Lenders to any waiver of such provision or requires the consent of all Lenders as a condition of the Borrower's non-compliance with such provision, or

(D) amend any provision of any such Credit Document in order to change the percentage of Lenders required for any consent, waiver or amendment to such provision, or

(E) release any Collateral from the Lien under this Agreement, or

(ii)	amend or waive this Section 10.01(b).
SECTION 10.02	Notices, Etc.

(a)All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i) If to the Agent:	Natixis, New York Branch 1251 Avenue of the Americas, 5th Floor New York, New York 10020 Attention: Admin Agency Email Address: agent_group@us.natixis.com

(ii) If to the Lender:

Bleachers Finance 1 Limited c/o GSS LLC

68 South Service Road, Suite 120

Melville, NY 11747

Attention: Joe Soave

Telephone:  (212) 295-3744

Facsimile:  (212) 295-3785

Email Address:  Mountcliff@20gates.com and

Mountcliff.group@db.com

(iii) If to the Borrower:

Fifth Street CLO Management LLC

777 West Putnam Avenue, 3rd Floor

Greenwich, Connecticut, 06830

Attention: General Counsel

Telephone:  (203) 681-3600

Facsimile:  (203) 681-3879

Email Address:  legal@fifthstreetfinance.com

(iv) if to any other Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire;

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Agent, to the other parties, and (y) in the case of all Lenders, to the Borrower and the Agent.

(b)All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, ten (10) days following deposit in the mails, and (iii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a).

(c)If as a result of a Regulatory Change relating to the Applicable Regulation this Agreement violates the Applicable Regulation or the Borrower is otherwise not in compliance with the Applicable Regulation (in each case as evidenced by an opinion of counsel delivered to the Borrower or a certificate of an Authorized Officer of the Borrower), then the parties agree to use good faith and commercially reasonable efforts to amend this Agreement in a manner such that it and the Borrower satisfy the Applicable Regulation. If following such good- faith efforts the parties are unable to agree on the form of such amendment, then, notwithstanding any other provision of this Agreement, the Borrower will have the right to pay all Obligations and terminate this Agreement without premium or penalty.

SECTION 10.03	Costs and Expenses; Indemnification.

(a)The Borrower agrees to promptly pay on demand all reasonable and documented costs and expenses of the Secured Parties (including, without limitation, the fees and disbursements of outside counsel (whether through negotiations, legal proceedings or otherwise)), in connection with the preparation, review, negotiation, reproduction, execution, delivery, administration, modification, amendment, restructuring and enforcement of this Agreement, the Notes or any other Credit Document.

(b)The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) (collectively the “Liabilities”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement or any other Credit Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including, without limitation any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following:   (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement or any other Credit Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant or agreement by the Borrower contained in any Credit Document; (iii) any representation or warranty made or deemed made by the Borrower contained in any Credit Document or in any certificate, statement or report delivered in connection therewith which shall have been false or incorrect when made or deemed made or delivered; (iv) any failure by the Borrower to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Secured Parties a first priority perfected security interest in the Collateral; (vi) any action or omission, not expressly authorized by the Credit Documents, by the Borrower, which has the effect of reducing or impairing the Collateral or the rights of the Agent or the Secured Parties with respect thereto; (vii) any Default or Event of Default; and (viii) any transactions related to the funding, carrying or repayment of the outstanding principal amount of the Loans in connection with the Credit Documents; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party's gross negligence or willful misconduct.  This section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 10.04	Execution in Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

SECTION 10.05	Assignability.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.05, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.05, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 10.05 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.05 and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may, at any time, without the consent of any other party to this Agreement, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender's Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section 10.05, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000.

(ii)Assignment to Certain Persons.  Each such assignment shall be made to an Eligible Assignee.

(iii)No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to Section 10.05(c), from and after the effective date specified in each Assignment and Assumption (the “Assignment Date”), the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement(and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.07, 7.03, 9.01, 9.02 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.05(d).

(c)Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices at 1251 Avenue of the Americas, 5th Floor, New York, New York 10020, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Percentages of each Lender, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders will treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of their respective Affiliates) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (iv) the Borrower shall have no obligation to have any communication or relationship with any Participant and (v) any agreement pursuant to which a Lender sells such a participation interest shall provide that such Lender shall retain the sole right to enforce this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(b) that directly affects such Participant.  Subject to the provisions of this Section 10.05(d), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07, 9.01, 9.02 and 10.03 and the other terms and provisions of this Agreement that relate to rates, determinations, reserves and capital adequacy requirements to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.05(b) (it being understood that the documentation required under Section 9.02(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under paragraph (b) of this Section, and (B) shall not be entitled to receive any greater payment under Sections 9.01, 9.02 or 10.03 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.12 with respect to any Participant.  To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 2.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.  A Participant that is a Foreign Recipient shall not be entitled to the benefits of Section 9.02 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 9.02(e) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant's interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person, except to the extent that such disclosure is necessary to establish that such Participant's interest in the Loans or other obligations under the Credit Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.06	Governing Law.

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

SECTION 10.07	Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.08	Confidentiality.

Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall agree to keep such Information confidential in accordance with the requirements of this Section 10.08), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Agent, any Lender or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to the Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower, or (i) to Moody's, S&P or any Conduit Rating Agency (provided however that the entity to which disclosure is to be made shall have been identified to the Borrower); or (j) to any Program Manager, Conduit Support Provider or administrator of a CP Lender or Affiliate thereof who needs to know such information (provided that any such Person listed in this clause (j) agrees to be subject to this confidentiality agreement). For purposes of this Section 10.08, “Information” means all information received from or on behalf of the Borrower or any of its representatives or agents relating to the Borrower or any of its Affiliates or any of their respective businesses that is clearly identified at the time of the delivery as confidential, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries.   Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, each of the parties hereto acknowledges and agrees that each CP Lender (or its Program Manager) may post to a secured password protected internet website maintained by such CP Lender (or its Program Manager) and required by any Conduit Rating Agency in connection with Rule 17g-5 of the Exchange Act, the following information:  (i) its Conduit Support Facility, (ii) a copy of this Agreement (including any amendments hereto, but excluding the Schedules and Exhibits hereto), (iii) its monthly transaction surveillance reports (substantially in the form provided to the Borrower on or after the Closing Date), and (iv) such other information as may be requested by such rating agency and consented to in writing by the Borrower; provided that such CP Lender (or its Program Manager) shall take such actions as are necessary to maintain the confidential nature of the documents and information so posted (it being understood that any rating agency viewing such posted information on such website shall not constitute a breach of this proviso so long as it is informed of the confidential nature of such information on such website or otherwise by such CP Lender (or its Program Manager) prior to or concurrently with making such information available).

SECTION 10.09	Merger.

The Credit Documents taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof.  The Credit Documents supersede any prior agreements among the parties relating to the subject matter thereof.

SECTION 10.10	Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.  The agreements in Sections 2.07, 7.03, 9.01, 9.02 and 10.03 shall survive the termination of this Agreement.

SECTION 10.11	Submission to Jurisdiction; Waiver of Venue; Etc.

(a)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND

UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS PROVIDED IN SECTION 10.02(a).  ALL MAILINGS UNDER THIS SECTION 10.11 SHALL BE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d)To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Secured Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Secured Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

SECTION 10.12	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.13	PATRIOT Act Notice.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its subsidiaries, if any, to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the Patriot Act.

SECTION 10.14	Risk Retention Requirements.

Each of the parties hereto acknowledge and agree that neither the Agent nor any other Secured Party, makes any representation as to whether or not the transaction contemplated by this Agreement is in compliance with the Risk Retention Requirements and that neither the Agent nor any Secured Party shall have any liability in respect thereto.

SECTION 10.15	Ratings.

The Borrower agrees that if the Agent or the Required Lenders seeks to obtain a particular rating for the Loans from a nationally recognized statistical rating organization and obtaining such rating would require certain modifications or amendments to this Agreement, any other Credit Document or any Constituent Documents of the Borrower or the delivery of additional opinions of counsel or would otherwise require any action by the Borrower, the Borrower shall, at the request of the Agent or the Required Lenders, (i) negotiate in good faith to effect such amendments or modifications, (ii) use commercially reasonable efforts to cause such opinions to be delivered and (iii) otherwise cooperate in connection with obtaining such rating; provided that the Borrower shall not be obligated to consent to, or effect any such requested amendments or modifications if such amendments or modifications would materially adversely affect its rights or remedies under this Agreement or would jeopardize the Borrower's compliance with the Applicable Regulation.

SECTION 10.16	Special Provisions Applicable to CP Lenders.

(a)Each of the parties hereto (each, a “Restricted Person”) hereby agrees that it will not institute against any CP Lender, or encourage, cooperate with or join any other Person in instituting against any CP Lender, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, present a petition for the winding up or liquidation of any CP Lender or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Lender or for all or substantially all of its assets prior to the date that is two years and a day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes shall have been outstanding. The obligations under this Section 10.16(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b)Nothing in clause (a) above shall limit the right of any Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Lender by any person other than such Restricted Person.

(c)Notwithstanding anything to the contrary contained herein, the obligations of any CP Lender under this Agreement are solely the corporate obligations of such CP Lender and, in the case of obligations of any CP Lender other than Commercial Paper Notes, shall be payable at such time as funds are received by or are available to such CP Lender in excess of funds necessary to pay in full all outstanding Commercial Paper Notes or other short-term funding backing its Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Lender but shall continue to accrue.  Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes.

(d)No recourse under any obligation, covenant or agreement of any CP Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent of such CP Lender or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Lender individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement, provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them.  The provisions of this Section 10.16(d) shall survive termination of this Agreement.

(e)Each CP Lender may act hereunder by and through its Program Manager.

(f)Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Lender against and on account of the obligations and liabilities of such CP Lender to such party under this Agreement.

(g)Notwithstanding anything to the contrary herein, but subject in all respects to the confidentiality provisions herein, each CP Lender may disclose to its respective Conduit Support Providers, any Affiliates of any such party and governmental authorities having jurisdiction over such CP Lender, Conduit Support Provider, any Affiliate of such party and any Conduit Rating Agency (including its professional advisors), the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, a Loan made by such CP Lender, Collateral for such Loan and any of the terms and provisions of the Credit Documents that it may deem necessary or advisable.

(h)No pledge and/or collateral assignment by any CP Lender to a Conduit Support Provider of an interest in the rights of such CP Lender in any Loan made by such CP Lender and the Obligations shall constitute an assignment and/or assumption of such CP Lender's obligations under this Agreement, such obligations in all cases remaining with such CP Lender.  Moreover, any such pledge and/or collateral assignment of the rights of such CP Lender shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Lender's right hereunder notwithstanding anything to the contrary in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIFTH STREET CLO MANAGEMENT LLC,
as Borrower

By:	/s/ IVELIN M. DIMITROV
Name:	Ivelin M. Dimitrov
Title:	Chief Investment Officer

Credit Agreement

NATIXIS, NEW YORK BRANCH,
as Agent

By:	/s/ DAVID DUNCAN
Name:	David Duncan
Title:	Managing Director

By:	/s/ DANIEL STRONG
Name:	Daniel Strong
Title:	Executive Director

Credit Agreement

BLEACHERS FINANCE 1 LIMITED, as Lender

By:	/s/ JOSH BERG
Name:	Josh Berg
Title:	Authorized Signatory
Lending Office New York

Credit Agreement

SCHEDULE I

Lender Percentages

Lender	Percentage
Bleachers Finance 1 Limited	100%

SCHEDULE II

Retention Securities

Retention Securities to be acquired by the Borrower on the CLO Closing Date

U.S.$11,800,000 Class A-1T Senior Secured Floating Rate Notes due 2027

U.S.$2,100,000 Class A-2 Senior Secured Floating Rate Notes due 2027

U.S.$2,050,000  Class B Senior Secured Deferrable Floating Rate Notes due 2027

U.S.$1,150,000 Class C Senior Secured Deferrable Floating Rate Notes due 2027

U.S.$1,800,000 Class D Senior Secured Deferrable Floating Rate Notes due 2027

U.S.$2,605,000 Subordinated Notes due 2027

Financed Retention Securities

U.S.$11,800,000 Class A-1T Senior Secured Floating Rate Notes due 2027

U.S.$2,100,000 Class A-2 Senior Secured Floating Rate Notes due 2027

U.S.$2,050,000  Class B Senior Secured Deferrable Floating Rate Notes due 2027

U.S.$1,150,000 Class C Senior Secured Deferrable Floating Rate Notes due 2027

EXHIBIT A

[FORM OF NOTE]

$	,

FOR VALUE RECEIVED, on the Maturity Date (as defined in the Credit Agreement hereinafter referred to) of the Loan made by [INSERT NAME OF LENDER], (together with its successors and registered assigns, the “Lender”) to the undersigned (the “Borrower”) pursuant to the Credit Agreement (defined below), the Borrower hereby promises to pay to the Lender the unpaid principal amount of such Loan, in immediately available funds and in lawful money of the United States of America, and to pay interest on the unpaid principal balance of said Loan from the borrowing date thereof, until the principal amount thereof shall have been paid in full, in like funds and money as provided in said Credit Agreement for the Loan made by the Lender and at the maturity thereof. Capitalized terms used in this note unless otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

This note is a Note referred to in the Credit Agreement dated as of September 28, 2015 (as from time to time amended, the “Credit Agreement”) among the Borrower, the Lender, the other lenders parties thereto, and Natixis, New York Branch, as agent. The date and principal amount of the Loan made to the Borrower and of each repayment of principal thereon shall be recorded by the Lender or its designee on Schedule I attached to this Note, and the unpaid principal amount shown on such schedule shall be rebuttable prima facie evidence of the principal amount owing and unpaid on the Loan made by the Lender.  The failure to record or any error in recording any such amount on such schedule shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Credit Agreement to repay the principal amount of the Loans together with all interest accrued thereon.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by a respective officer thereunto duly authorized, as of the date first above written.

FIFTH STREET CLO MANAGEMENT LLC

By:
Name:
Title:

SCHEDULE I TO EXHIBIT A

This Note evidences a Loan made by [INSERT NAME OF LENDER] (the “Lender”) under the Credit Agreement dated as of September 28, 2015 (as amended) among Fifth Street CLO Management LLC, the Lender, the other lenders parties thereto, and Natixis, New York Branch, as agent in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

	PRINCIPAL	PRINCIPAL	PRINCIPAL
	AMOUNT	AMOUNT PAID	BALANCE	NOTATION
DATE	OF LOAN	OR PREPAID	OUTSTANDING	BY

[FORM OF NOTICE OF BORROWING]

EXHIBIT B

FIFTH STREET CLO MANAGEMENT

LLC

Bleachers Finance 1 Limited c/o GSS LLC

68 South Service Road, Suite 120

Melville, NY 11747

Attention: Joe Soave

Natixis, New York Branch

1251 Avenue of the Americas, 5th Floor

New York, New York 10020

Attention: General Counsel

NOTICE OF

BORROWING

This Notice of Borrowing is made pursuant to Section 2.02 of that certain Credit Agreement dated as of September 28, 2015 (as the same may from time to time be amended, supplemented, waived or modified, the “Agreement”) among the lenders parties thereto (the “Lenders”), Natixis, New York Branch, as agent for the Lenders and Fifth Street CLO Management LLC, as borrower (the “Borrower”). Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to those terms in the Agreement.

1.The Borrower hereby requests that on the CLO Closing Date it receive Loans under the Agreement in an aggregate principal amount equal to the Total Commitment.

2.The Borrower hereby requests the Lenders to remit, or cause to be remitted, the proceeds thereof to the Collection Account.

3.The Borrower certifies that (i) the representations and warranties of the Borrower contained or reaffirmed in Section 4.01 of the Agreement are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof (except to the extent such representations and warranties expressly relate to any earlier date); (ii) no Default or Event of Default has occurred and is continuing under the Agreement or will result from the proposed borrowing; and (iii) the conditions precedent to the making of the proposed borrowings set forth in Article III of the Agreement have been fully satisfied.

WITNESS my hand on this          day of                  ,       .

FIFTH STREET CLO MANAGEMENT LLC

By:
Name:
Title:

EXHIBIT C

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of September 28, 2015 (as amended, supplemented or otherwise modified from time to time, the “Agreement”) among Bleachers Finance 1 Limited, together with the other lenders from time to time parties to the Agreement (the “Lenders”), Natixis, New York Branch, as agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”), and Fifth Street CLO Management LLC (together with its permitted successors and assigns, the “Borrower”).  Terms defined in the Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1.As of the Effective Date (as defined below), the Assignor hereby absolutely and unconditionally sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse to or representation of any kind (except as set forth below) from Assignor, an interest in and to the Assignor's rights and obligations under the Agreement and under the other Credit Documents equal to the percentage interest specified on Schedule I hereto, including the Assignor's percentage interest specified on Schedule I hereto of the outstanding principal amount of the Assignor's Loan (such rights and obligations assigned hereby being the “Assigned Interest”).  After giving effect to such sale, assignment and assumption, the Assignee's “Percentage” will be as set forth on Schedule I hereto.

2.The Assignor (i) represents and warrants that immediately prior to the Effective Date it is the legal and beneficial owner of the Assigned Interest free and clear of any Adverse Claim created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security or ownership interest created or purported to be created under or in connection with, the Credit Documents or any other instrument or document furnished pursuant thereto or the condition or value of the Assigned Interest, the Collateral, or any interest therein; and (iii) makes no representation or warranty and assumes no responsibility with respect to the condition (financial or otherwise) of any of the Borrower, the Agent or any other Person, or the performance or observance by any Person of any of its obligations under any Credit Document or any instrument or document furnished pursuant thereto.

3.The Assignee (i) confirms that it has received a copy of the Agreement and the other Credit Documents, together with copies of any financial statements delivered pursuant to Section 5.01 of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor, or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under or in connection with any of the Credit Documents; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender; (vi) confirms that the assignment hereunder complies with any applicable legal requirements including the Securities Act of 1933, as amended; (vii) agrees that it will comply with the requirements of Section 9.02(e) of the Agreement.

4.Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.  The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless a later effective date is specified on Schedule I hereto.

5.Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to and bound by the provisions of the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under any other Credit Document and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement and under any other Credit Document.

6.Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Agreement in respect of the Assigned Interest to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement and the Assigned Interest for periods prior to the Effective Date directly between themselves.

7.This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule I to this Assignment and Acceptance by telecopier shall be effective as a delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule I to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule I

Percentage interest transferred by Assignor:	%

Assignor:	[INSERT NAME OF ASSIGNOR], as Assignor,

By:
Authorized Signatory,

Assignee:	[INSERT NAME OF ASSIGNEE] as Assignee

By:
Authorized Signatory

Accepted, Consented to and Acknowledged this day of
,

[NATIXIS, NEW YORK BRANCH, as Agent

By:
Authorized Signatory

FIFTH STREET CLO MANAGEMENT LLC

By:
Authorized Signatory]*

*	If required pursuant to Section 10.05(b).